As filed with the Securities and Exchange Commission on February 6, 2001
Registration No. 333-_______
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SECURITIE AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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McLAREN PERFORMANCE TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)
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Delaware	84-1016459
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

32233 West Eight Mile Road, Livonia, Michigan	48152
(Address of principal executive offices)	(Zip Code)

McLAREN 2000 STOCK OPTION PLAN
(Full title of the plan)

Steven Rossi, President
32233 West Eight Mile Road, Livonia, Michigan 48152
(Name and address of agent for service)

(248) 477-6240
(Telephone number, including area code, of agent for service)
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Copy to:
John J. Hern, Jr., Esq.
CLARK HILL PLC
500 Woodward Avenue, Suite 3500
Detroit, Michigan 48226-3435
(313) 965-8300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.00001 par value	2,000,000 Shares	$ 0.891(2)	$ 1,782,000	$ 445.50

(1)  In addition, pursuant to Section 416(c) under the Securities Act of 1933 (the "Securities Act"), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2)  Estimated solely for the purpose of calculating the Registration Fee and based on the average of the high and low market prices of the common stock, $0.00001 par value (the "Common Stock"), of McLaren Performance Technologies, Inc. (the "Company") as reported on the Nasdaq Small-Cap Market on February 2, 2001, in accordance with Rules 457(c) and (h) under the Securities Act.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the "Commission") as part of this Form S-8 Registration Statement.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

          The following documents previously filed by the Company with the Commission (Commission File No. 0-16176) under the Securities Exchange Act of 1934 (the "Exchange Act") are hereby incorporated by reference in this Registration Statement:

(a) The Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2000 (filed on December 29, 2000).

          (b)   The description of the Common Stock as contained in the Company's Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act (filed on August 31, 1987) and any amendments or reports filed for the purpose of updating such description.

          In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. The Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for the indemnification of directors and officers to the fullest extent permitted by the General Corporation Law.

          General Corporate Law. The Company is incorporated under the laws of the State of Delaware. Section 145 ("Section 145") of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the "General Corporation Law"), inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to such corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officers, director, employee or agent is adjudged to be liable to the corporation. Where a present or former director or officer is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify him or her against the expenses (including attorney fees) which such officer or director has actually and reasonably occurred. Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

Insurance. All of the Company's directors and officers will be covered by insurance policies maintained by the Company against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

ITEM 7. EXEMPTION FROM REGISTRATION.

Not applicable.

ITEM 8. EXHIBITS.

The following exhibits are filed (except where otherwise indicated) as part of this Registration Statement:

Exhibit No.	Description

4.1	McLaren 2000 Stock Option Plan dated as of April 18, 2000

4.2	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Registrant's Form 10-KSB for the fiscal year ended September 30, 2000 (filed December 29, 2000))

4.3	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to Registrant's Form 10-KSB for the fiscal year ended September 30, 2000 (filed December 29, 2000))

5	Opinion of Clark Hill PLC dated as of February 5, 2001

23.1	Consent of Clark Hill PLC (included in Exhibit 5 to this Registration Statement)

23.2	Consent of Arthur Andersen LLP dated as of February 1, 2001

23.3	Consent of Ernst & Young LLP dated as of February 2, 2001

24	Power of Attorney relating to subsequent amendments (included on the signature page to this Registration Statement)

ITEM 9. UNDERTAKINGS.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                       (ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Livonia, State of Michigan on the 17th day of January, 2001.

McLAREN PERFORMANCE TECHNOLOGIES, INC.

By: /s/ Steven Rossi Steven Rossi, President

          The Plan. Pursuant to the requirements of the Securities Act of 1933, the Committee administering the McLaren 2000 Stock Option Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Livonia, State of Michigan on the 17th day of January, 2001.

McLAREN 2000 STOCK OPTION PLAN

By: /s/ Nicholas P. Bartolini Nicholas P. Bartolini, Member of Committee

By: /s/ Hayden Harris Hayden H. Harris, Member of Committee

By: /s/ Robert J. Sinclair Robert J. Sinclair, Member of Committee

POWER OF ATTORNEY

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Steven Rossi and Lawrence Cohen, and each of them individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

SIGNATURE	TITLE	DATE

/s/ Steven Rossi Steven Rossi	President, CEO & Director	January _____, 2001

/s/ Wiley R. McCoy Wiley R. McCoy	Executive Vice President, Chief Operating Officer and Director	January 17, 2001

/s/ Jacqueline K. Kurtz Jacqueline K. Kurtz	Chief Financial Officer (Principal Financial and Accounting Officer)	January 17, 2001

/s/ Lawrence Cohen Lawrence Cohen	Chairman of the Board and Director	January 18, 2001

/s/ Nicholas P. Bartolini Nicholas P. Bartolini	Director	January _____, 2001

/s/ Hayden Harris Hayden H. Harris	Director	January 17, 2001

/s/ David D. Jones David D. Jones	Director	January _____, 2001

/s/ Robert J. Sinclair Robert J. Sinclair	Director	January 17, 2001